UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe’s Blvd.
Mooresville,	NC	28117
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(704)	758-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 per share	LOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01        Entry into a Material Definitive Agreement.

On September 9, 2019, the Company entered into a $250 million unsecured 364-day credit agreement (the “364-Day Credit Agreement”) with the lenders named therein, Bank of America, N.A., as administrative agent, U.S. Bank National Association, as syndication agent, and Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the 364-Day Credit Agreement.
The Company may request borrowings under the 364-Day Credit Agreement that are denominated in any of the following currencies: U.S. Dollar, Euro, Sterling, Canadian Dollar and such other currencies as are approved by the administrative agent and the lenders in accordance with the 364-Day Credit Agreement. Subject to the next succeeding sentence, the Company must repay the aggregate principal amount of loans outstanding under the 364-Day Credit Agreement on the Termination Date in effect at such time (currently September 8, 2020). The Company may elect to convert all of the loans outstanding under the 364-Day Credit Agreement on the Termination Date in effect at such time into a term loan which the Company shall repay in full on the first anniversary date of the Termination Date; provided that the Term Loan Election may not be made unless (a) the representations and warranties made in the 364-Day Credit Agreement are true and correct on the date of notice of the Term Loan Election and on the date on which the Term Loan Election is to be effected, (b) no Event of Default shall have occurred or be continuing on the date of notice of the Term Loan Election and on the date on which the Term Loan Election is to be effected and (c) the Company shall have paid the lenders a fee equal to 0.50% of the outstanding principal amount of the loans to be so converted.
Borrowings under the 364-Day Credit Agreement will bear interest, at the Company’s option, calculated according to a Base Rate or a Eurocurrency Rate, as the case may be, plus an applicable margin. Depending on the Company’s credit ratings at the time of the borrowing, the applicable margin on a Base Rate Loan ranges from 0.000% to 0.15%, and the applicable margin on a Eurocurrency Rate Loan ranges from 0.720% to 1.15%. At the Company’s current credit ratings, the applicable margin would be 0.045% for a Base Rate Loan and 1.045% for a Eurocurrency Rate Loan.
In addition, the Company must pay a facility fee on the lenders’ aggregate commitments under the 364-Day Credit Agreement ranging from 0.030% to 0.100% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee would be 0.080% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding). As of the date hereof, there are no outstanding borrowings under the 364-Day Credit Agreement.
The 364-Day Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including a financial covenant concerning the ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR, as set forth in the 364-Day Credit Agreement. The 364-Day Credit Agreement requires the Company to maintain at the end of each fiscal quarter a Consolidated Adjusted Funded Debt to Consolidated EBITDAR ratio that does not exceed 4.00 to 1.00.
The 364-Day Credit Agreement also contains customary events of default, including a cross-default provision and a change of control provision. In the event of a default, the administrative agent shall, at the request of, or may, with the consent of, the required lenders, declare the obligations under the 364-Day Credit Agreement immediately due and payable and the commitments of the lenders may be terminated. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.
The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 364-Day Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Certain lender parties to the 364-Day Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
364-Day Credit Agreement, dated as of September 9, 2019, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, U.S. Bank National Association, as syndication agent, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE’S COMPANIES, INC.

Date: September 12, 2019	By:	/s/ Matthew V. Hollifield
	Name:	Matthew V. Hollifield
	Title:	Senior Vice President, Chief Accounting Officer